UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13, 15(d), or 37 of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 22, 2008

TENNESSEE VALLEY AUTHORITY
(Exact name of registrant as specified in its charter)

A corporate agency of the United States created by an act of Congress (State or other jurisdiction of incorporation or organization)	000-52313 (Commission file number)	62-0474417 (IRS Employer Identification No.)

400 W. Summit Hill Drive Knoxville, Tennessee (Address of principal executive offices)		37902 (Zip Code)

(865) 632-2101
(Registrant’s telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events.

Sometime after midnight on December 22, 2008, a retention wall for an ash-containment area at TVA’s Kingston Fossil Plant (“KFP”), located near Kingston, Tennessee collapsed.  The resulting ash slide impacted an area of approximately 250 acres to 400 acres on the north side of the plant.  There were no reported injuries but approximately 15 homes were directly affected.  The ash slide also interrupted utilities to nearby residents, blocked a local roadway, and a rail spur serving the site.  The Environmental Protection Agency has been notified of the incident, and TVA is working with state and local agencies to respond to the situation and assist affected residents.

TVA is investigating the cause of the incident.

TVA currently has no estimates on the costs associated with this incident, nor sufficient information to reasonably develop such estimates.

With its nine units, KFP is one of the larger TVA fossil plants. It generates 10 billion kilowatt-hours of electricity a year, enough to supply the needs of about 670,000 homes in the Tennessee Valley.  KFP is currently able to operate.

KFP is located on the Emory River, a tributary of the Tennessee River, and steps are being taken to reduce the movement of ash downstream on the Tennessee River.  There are no expected impacts to other TVA facilities which are located on, and draw their cooling water from, the Tennessee River.

For information on this incident, go to http://www.tva.com/emergency/ashslide_kingston.htm.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tennessee Valley Authority
(Registrant)

Date: December 23, 2008	/s/ Kimberly S. Greene
Kimberly S. Greene
Chief Financial Officer and Executive Vice President, Financial Services